SUBSERVICER 1123 CERTIFICATION

Re: Citigroup Commercial Mortgage Securities Inc., Commercial Mortgage Pass-Through Certificates, Series 2006-C4 (the "Trust"), issued pursuant to that certain Pooling and Servicing Agreement, dated June 1, 2006

I, Michael J. Myers, certify that:

I am responsible for reviewing the activities performed by NorthMarq Capital, Inc., as Subservicer under the aforesaid Subservicing Agreement.

A review of the Subservicer's activities during the Reporting Period (the calendar year ending December 31, 2006) and of the Subservicer's performance under the aforesaid Subservicing Agreement has been made under by supervision.

To the best of my knowledge, based on such review, NorthMarq, as Subservicer, has fulfilled all of its obligations under the Subservicing Agreement in all material respects throughout the Reporting Period, except as specifically set forth below, or on the attachment:

NorthMarq Capital, Inc.

By:     /s/ Michael J. Myers
Name: Michael J. Myers
Title:  EVP/CAO
Date:  2-12-07